Aspen Technology, Inc.
FY22 Executive Bonus Plan

For

Executive Name

I.Purpose
The purpose of the Executive Bonus Plan is to motivate and reward eligible participants to achieve and exceed Aspen Technology, Inc.’s financial and operational objectives.

II.Effective Period of Plan
The Plan shall be effective on July 1, 2021 and shall continue through the Plan Year.

III.Definitions
Bonus Plan Metrics means the objectives set forth in Section IV against which Plan achievement is measured.
Bonus Pool means the funds available for distribution to participants.
Bonus Target means the bonus potential at 100% Bonus Plan Metric achievement.
Company means Aspen Technology, Inc. and its subsidiaries.
Participant means an employee who is a designated Executive whose position is determined by Aspen Technology to have significant impact on the operating results of the Company. For avoidance of doubt, contractors and/or consultants are not Participants.
Plan means this Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.
Plan Year means July 1, 2021 through June 30, 2022

IV.Bonus Plan Metrics, Targets and Weights
Plan metrics, targets and weights are approved by the Board of Directors. FY22 plan metrics and weights are:

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FY22 Bonus Plan Metric	Weight
Growth in Annual Spend (GAS)	60%
Free Cash Flow	40%

V.Bonus Pool Funding
The Bonus Pool is funded through the achievement of Bonus Plan Metrics. Each metric is measured and funded independently according to the following table:
A minimum metric achievement of 70% is required to fund each metric. The funding level ratio is 2:1 for performance between 70% and 89%. The ratio is 1:1 for performance between 90% and 100%.
VI.Bonus Payment(s)
Bonus payments (if any) are paid on a semi-annual basis. There is a mid-year payment and year-end payment opportunity. Bonus payments (if any) are typically made within 90 days of the end of the respective performance periods, consistent with local payroll schedules and requirements. Payments under this Plan are subject to all applicable taxes and withholdings.
The mid-year payment is based on the Company’s mid-year performance against mid-year Bonus Plan Metrics and will not exceed 25% of the annual bonus target.
The year-end payment is based on the Company’s total annual performance against Bonus Plan Metrics, less any mid-year payment received.
Should the mid-year bonus earned be less than the targeted 25% of bonus potential, the unrealized difference (up to the 25% mid-year potential) can be made up at year-end based on achievement against annual Bonus Plan Metrics. To the extent that a mid-year payment is made and the Corporation underachieves the Bonus Plan Metrics for the full year, a participant shall refund to the Corporation the amount by which the mid-year payment exceeds the amount (if any) that the Participant is entitled to receive in total for the year.

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VII. Discretionary Variation
In addition to awards based on the performance metrics established herein and notwithstanding any limitations (including caps) set forth elsewhere herein, the Compensation Committee of the Board of Directors may authorize discretionary awards to eligible Participants in such amounts as the Committee determines are appropriate and in the best interests of the Company.
In addition, the CEO (in the case of his direct reports) and the Compensation Committee (in the case of the CEO) may reduce any award otherwise payable hereunder by up to 10 percent in his or its discretion to any of said direct reports or to the CEO, as the case may be.
VIII. Eligibility/Changes in Status
Eligibility for the Plan does not guarantee payment of an award and does not guarantee continuation of employment. If employment ends prior to the end of the performance period any payment eligibility is subject to any Executive Retention Agreement then in force. Should an Executive voluntarily resign after the completion of the performance period, he/she is eligible to receive the earned bonus in accordance with the plan, subject to any Executive Retention Agreement then in force.
Participants who join the Company during a Plan Year will be eligible to participate on a pro rata basis as follows:

H1 Payment		H2 Payment
Started on or before September 30	Started after September 30	Started on or before March 31	Started after March 31
Eligible	Not Eligible	Eligible	Not Eligible
If an employee has a promotion, transfer or other job change, the payment calculation will be made based on the job the employee holds at the end of the relevant payment period. Payments, if any, for Participants on disability or leave of absence will be prorated for any leave time in excess of 30 days, where applicable.
Proration is calculated on a daily basis based on a 365-day year.
IX. Miscellaneous
Administration of this Plan will be the responsibility of the CEO and the Compensation Committee of the Board of Directors. Any interpretation of the terms, conditions, goals, or payments from this Plan required because of a dispute will be made by the CEO and the Compensation Committee in the case of a dispute relating to employees other than the CEO, and by the Compensation Committee in the case of a dispute relating to the CEO.
If any term or condition of this Plan is found to contravene applicable law, that term or condition will be interpreted such that it comports with applicable law.
Eligibility and participation in this Plan in no way implies or reflects any guarantee or contract of employment, nor does eligibility for bonus in this current year constitute eligibility in future year(s), except as may be stipulated by applicable law.

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The Company, through the Compensation Committee of the Board, reserves the right to modify or terminate this Plan and the procedures set forth herein at any time.
A Participant who believes there is an error in his/her bonus calculation must notify his/her manager within 30 days of a bonus payment date; otherwise, the calculation will be deemed correct. In any event, the Company reserves the right to recover payments made in error, if any.

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Appendix A

Employee’s Name:	Manager’s Name:	Organization:	Date Prepared:

FY21 Compensation	Base Salary: $	Bonus Target: $	OTE: $

Employee Signature: _______________________________________        Date: _____________

        Manager Signature: ________________________________________        Date: _____________

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